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                                                                     EXHIBIT 5.1

                                                   November 8, 1996

Ventana Medical Systems, Inc.
3865 North Business Center Drive
Tucson, AZ 85705

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 8, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,789,663 shares of your Common Stock (the "Shares"), 200,000 of which are to be issued pursuant to the 1996 Employee Stock Purchase Plan, 250,000 of which are to be issued pursuant to the 1996 Director Option Plan, 1,000,000 of which are to be issued pursuant to the 1996 Stock Option Plan, 1,056,215 of which are to be issued pursuant to the 1988 Stock Option Plan and 283,448 of which have been issued pursuant to the 1988 Stock Option Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

         It is our opinion that the Shares that have been issued are, and the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation